Pricing supplement No. 1021AX To product supplement AX dated September 30, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated November 22, 2009; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$1,000,000  Buffered Barrier Rebate Securities Linked to the Price of Gold due November 27, 2013
General
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The securities are designed for investors who seek a leveraged return at maturity linked to the price of gold (the “Underlying Commodity”). If the Gold Price exceeds the Upper Barrier on any day during the Observation Period, you will be entitled to a Rebate of 36.00% per $1,000 Face Amount at maturity. If the Gold Price does not exceed the Upper Barrier on any day during the Observation Period but declines by more than 10.00% from its Initial Underlying Level on the Final Valuation Date, investors will lose some or all of their initial investment. Investors should be willing to forgo coupon payments. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due on November 27, 2013.
•	Denominations of $1,000 (the “Face Amount“) and minimum investments of $1,000.
•	The securities priced on November 22, 2010 (the “Trade Date“) and are expected to settle on November 26, 2010 (the “Settlement Date“).
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Commodity:	Gold
Barrier Event:	A Barrier Event occurs if, on any day during the Observation Period, the Gold Price is greater than the Upper Barrier.
Upper Barrier:	$2,373.88, equal to 175% of the Initial Underlying Level
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment, per $1,000 Face Amount, of $1,000 plus the Additional Amount.
Additional Amount:
An amount in cash paid at maturity, per $1,000 Face Amount, calculated as follows:
If a Barrier Event has not occurred and
• the Ending Underlying Level is greater than the Initial Underlying Level:
$1,000 x (Participation Rate x Commodity Return)
•   the Ending Underlying Level is equal to or less than the Initial Underlying Level by not more than the Buffer Amount:
$0
• the Ending Underlying Level is less than the Initial Underlying Level by more than the Buffer Amount:
$1,000 x [Downside Participation Percentage x (Commodity Return + Buffer Amount)]
If a Barrier Event has occurred, $1,000 x Rebate

The Additional Amount may be positive, zero or negative.
Commodity Return:	The performance of the Gold Price from the Initial Underlying Level to the Ending Underlying Level, calculated as follows: Ending Underlying Level – Initial Underlying Level
Initial Underlying Level
The Commodity Return may be positive, zero or negative.
Participation Rate:	130.00%
Downside Participation Percentage:	111.11%
Buffer Amount:	10.00%
Rebate:	36.00% or $360.00 per $1,000 Face Amount
Observation Period:	The period from but excluding the Trade Date to but including the Final Valuation Date
Gold Price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market on such date quoted on Bloomberg page “GOLDLNPM<Comdty>,” or any successor page.

Initial Underlying Level:	$1,356.50, the Gold Price on the Trade Date
Ending Underlying Level:	The Gold Price on the Final Valuation Date
Trade Date:	November 22, 2010
Final Valuation Date:	November 22, 2013, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Maturity Date:	November 27, 2013, subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1 BV 2
ISIN:	US2515A1BV27
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$4.00	$996.00
Total	$1,000,000.00	$4,000.00	$996,000.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,000,000.00	$71.30

Deutsche Bank Securities
November 22, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement AX dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AX dated September 30, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509201110/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Payment at Maturity on the Securities Assuming a Range of Performance for the Gold Price?

The following table illustrates a range of hypothetical Payments at Maturity on the securities. The “payment return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount to $1,000. The hypothetical payment returns set forth below use an Initial Underlying Level of $1,356.50, an Upper Barrier of $2,373.88 (175.00% of the Initial Underlying Level), a Buffer Amount of 10.00%, a Rebate of 36.00%, a Participation Rate of 130.00% and a Downside Participation Percentage of 111.11%. The hypothetical payment returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		The Gold Price Does Not Exceed the Upper Barrier on any Day during the Observation Period			The Gold Price Does Exceed the Upper Barrier on any Day during the Observation Period
Hypothetical Ending Underlying Level ($)	Commodity Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Payment Return (%)
$2,713.00	100.00%	N/A	N/A	N/A	$360.00	$1,360.00	36.00%
$2,577.35	90.00%	N/A	N/A	N/A	$360.00	$1,360.00	36.00%
$2,441.70	80.00%	N/A	N/A	N/A	$360.00	$1,360.00	36.00%
$2,373.88	75.00%	$975.00	$1,975.00	97.50%	$360.00	$1,360.00	36.00%
$2,306.05	70.00%	$910.00	$1,910.00	91.00%	$360.00	$1,360.00	36.00%
$2,170.40	60.00%	$780.00	$1,780.00	78.00%	$360.00	$1,360.00	36.00%
$2,034.75	50.00%	$650.00	$1,650.00	65.00%	$360.00	$1,360.00	36.00%
$1,899.10	40.00%	$520.00	$1,520.00	52.00%	$360.00	$1,360.00	36.00%
$1,763.45	30.00%	$390.00	$1,390.00	39.00%	$360.00	$1,360.00	36.00%
$1,627.80	20.00%	$260.00	$1,260.00	26.00%	$360.00	$1,360.00	36.00%
$1,492.15	10.00%	$130.00	$1,130.00	13.00%	$360.00	$1,360.00	36.00%
$1,356.50	0.00%	$0.00	$1,000.00	0.00%	$360.00	$1,360.00	36.00%
$1,220.85	-10.00%	$0.00	$1,000.00	0.00%	$360.00	$1,360.00	36.00%
$1,085.20	-20.00%	-$111.11	$888.89	-11.11%	$360.00	$1,360.00	36.00%
$949.55	-30.00%	-$222.22	$777.78	-22.22%	$360.00	$1,360.00	36.00%
$813.90	-40.00%	-$333.33	$666.67	-33.33%	$360.00	$1,360.00	36.00%
$678.25	-50.00%	-$444.44	$555.56	-44.44%	$360.00	$1,360.00	36.00%
$542.60	-60.00%	-$555.56	$444.44	-55.56%	$360.00	$1,360.00	36.00%
$406.95	-70.00%	-$666.67	$333.33	-66.67%	$360.00	$1,360.00	36.00%
$271.30	-80.00%	-$777.78	$222.22	-77.78%	$360.00	$1,360.00	36.00%
$135.65	-90.00%	-$888.89	$111.11	-88.89%	$360.00	$1,360.00	36.00%
$0.00	-100.00%	-$1,000.00	$0.00	-100.00%	$360.00	$1,360.00	36.00%

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Gold Price increases by 20.00% from the Initial Underlying Level of $1,356.50 to an Ending Underlying Level of $1,627.80, and:

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no Barrier Event occurs. Because the Ending Underlying Level is greater than the Initial Underlying Level, the investor receives a Payment at Maturity of $1,260.00 per $1,000 Face Amount, calculated as follows:

$1,000 + $1,000 x (Participation Rate x Commodity Return) =
$1,000 + $1,000 x (130.00% x 20.00%) = $1,260.00

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a Barrier Event occurs. Because the Ending Underlying Level is greater than the Initial Underlying Level, the investor receives a Payment at Maturity of $1,360.00 per $1,000 Face Amount, calculated as follows:

$1,000 + ($1,000 x Rebate) =
$1,000 + ($1,000 x 36.00%) = $1,360.00

Example 2: The Gold Price decreases by 10.00% from the Initial Underlying Level of $1,356.50 to an Ending Underlying Level of $1,220.85, and:

•	no Barrier Event occurs. Because the Ending Underlying Level decreases by not more than the Buffer Amount of 10.00%, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount.

•	a Barrier Event occurs. The investor receives a Payment at Maturity of $1,360.00 per $1,000 Face Amount, calculated as follows:

$1,000 + ($1,000 x Rebate) =
$1,000 + ($1,000 x 36.00%) = $1,360.00

Example 3: The Gold Price decreases by 70.00% from the Initial Underlying Level of $1,356.50 to an Ending Underlying Level of $406.95, and:

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no Barrier Event occurs. Because the Gold Price decreases by more than the Buffer Amount of 10.00%, the investor receives a Payment at Maturity of $333.33 per $1,000 Face Amount, calculated as follows:

$1,000 + [$1,000 x (Downside Participation Percentage x (Commodity Return + Buffer Amount))] =
$1,000 + [$1,000 x (111.11% x (-70.00% + 10.00%)] = $333.33

•	a Barrier Event occurs. The investor receives a Payment at Maturity of $1,360.00 per $1,000 Face Amount, calculated as follows:

$1,000 + ($1,000 x Rebate) =
$1,000 + ($1,000 x 36.00%) = $1,360.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL — If a Barrier Event does not occur, the securities provide the opportunity to enhance returns by multiplying a positive Commodity Return by the Participation Rate of 130.00%, subject to the maximum possible return of 97.50%. If a Barrier Event occurs, your maximum potential return will be limited to a Rebate of 36.00%, regardless of any positive performance of the Gold Price above the Upper Barrier. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If a Barrier Event does not occur, the Payment at Maturity on the securities is protected against a decline in the Ending Underlying Level, as compared to the Initial Underlying Level, up to the Buffer Amount of 10.00%. If such decline is greater than the Buffer Amount of 10.00%, for every 1.00% decline of the Ending Underlying Level beyond the Buffer Amount, you will lose an amount equal to 1.1111% of the Face Amount. For example, a Commodity Return of -30.00% will result in a -22.22% loss of your initial investment. Accordingly, you may lose up to 100% of your investment if a Barrier Event does not occur and the Ending Underlying Level is less than the Initial Underlying Level by more than the Buffer Amount on the Final Valuation Date.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Commodity Hedging Disruption Events” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in the accompanying product supplement for more information.

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TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange. Your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might

•	not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in gold. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment.  The return on the securities at maturity is based on whether or not a Barrier Event occurs and, if a Barrier Event does not occur, based on whether, and the extent to which, the Commodity Return is positive or negative.  If a Barrier Event does not occur, and the Ending Underlying Level is less than the Initial Underlying Level by more than the Buffer Amount of 10.00%, your investment will lose 1.1111% for every 1.00% decline in the Ending Underlying Level, and you could lose up to 100% of your investment in the securities. Payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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IF A BARRIER EVENT OCCURS, YOUR ADDITIONAL AMOUNT WILL BE LIMITED TO THE REBATE — If a Barrier Event occurs, your Additional Amount will be limited to the Rebate of 36.00%, regardless of any positive performance of the Gold Price above the Upper Barrier. You will not benefit from any appreciation of the Gold Price beyond the Rebate.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these

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hedging and trading activities while the value of the securities declines.  We or our affiliates may also engage in trading in instruments linked to gold on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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RETURN LINKED TO THE PERFORMANCE OF A SINGLE COMMODITY, AND THE PRICE OF GOLD MAY CHANGE UNPREDICTABLY — Investments linked to the prices of commodities, such as gold, are considered speculative and the prices for commodities such as gold may fluctuate significantly over short periods due to a variety of factors, including changes in supply and demand relationships; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest and exchange rates; trading activities in gold and substitute commodities and related contracts; weather; climatic events; and the occurrence of natural disasters. These factors may affect the price of gold and the value of your securities in varying and potentially inconsistent ways. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

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RISKS RELATED TO TRADING OF COMMODITIES — The Gold Price is determined by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices at which commodities trade on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The Payment at Maturity on the securities is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN GOLD — The Payment at Maturity on the securities is based on the Commodity Return and whether a Barrier Event occurs during the Observation Period. Your Payment at Maturity may be less than you would have received had you invested directly in gold.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF GOLD TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time

•	to time without notice. Investors should make their own independent investigation of the merits of investing in the securities, and the price of gold to which the securities are linked.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the original Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the securities.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – In addition to the price of gold, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Gold Price has increased to a level greater than the Upper Barrier;

•	the expected volatility of the price of gold;

•	the time to maturity of the securities;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events, especially those affecting the price of gold; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Gold Price from January 1, 2000 to through November 22, 2010. You can obtain the Gold Price from the Bloomberg page “GOLDLNPM <Comdty>”. The Gold Price on November 22, 2010 was $1,356.50.

We obtained the information below regarding the Gold Price from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Gold Price should not be taken as an indication of future performance, and no assurance can be given as to the Gold Price on any day during the Observation Period, including on the Final Valuation Date. We cannot give you assurance that the performance of the Gold Price will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.40% or $4.00 per $1,000 Face Amount. DBSI may pay referral fees to other broker-dealers of up to 0.15% or $1.50 per $1,000 Face Amount and may additionally pay fees of up to 0.25% or $2.50 per $1,000 Face Amount to certain other broker dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.